Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Container Store Group, Inc. 2023 Incentive Award Plan of our reports dated May 26, 2023, with respect to the consolidated financial statements of The Container Store Group, Inc. and the effectiveness of internal control over financial reporting of The Container Store Group, Inc. included in its Annual Report (Form 10-K) for the year ended April 1, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

August 30, 2023